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                                                                                                                     Exhibit 12
                                        TRIBUNE COMPANY
                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (In thousands of dollars, except ratios)

                                                       Three Quarters                           Full Year
                                                            Ended     ---------------------------------------------------------
                                                           9/25/94       1993       1992        1991        1990        1989
                                                        ----------   ---------   ---------   ---------   ---------   ---------

Net income (loss) before cumulative effects of
  accounting changes                                       $172,928    $188,606    $136,625    $141,981   ($63,533)    $242,421

Add:
     Income tax expense (benefit)                           139,212     143,821      96,266      99,894    (30,695)     168,463
     Loss on equity investments                              13,623      20,212       1,903       1,107      2,285        2,221
                                                         ----------   ---------   ---------   ---------   ---------   ---------
        Subtotal                                            325,763     352,639     234,794     242,982    (91,943)     413,105
                                                         ----------   ---------   ---------   ---------   ---------   ---------
Fixed charge adjustments
  Add:
     Interest expense                                        15,689      24,660      49,254      63,083      53,576      47,866
     Amortization of capitalized interest                     1,793       2,392       5,304       5,258       4,850       4,098
     Interest component of rental expense (A)                 7,077       8,732       9,329       9,047      14,467      12,333
                                                         ----------   ---------   ---------   ---------   ---------   ---------
Earnings (loss), as adjusted                               $350,322    $388,423    $298,681    $320,370    ($19,050)   $477,402
                                                         ==========   =========   =========   =========   =========   =========
Fixed charges:
     Interest expense                                       $15,689     $24,660     $49,254     $63,083     $53,576     $47,866
     Interest capitalized                                         -       1,099       3,445       1,976       8,652      13,614
     Interest component of rental expense (A)                 7,077       8,732       9,329       9,047      14,467      12,333
     Interest related to guaranteed ESOP debt (B)            18,472      25,742      27,019      27,500      27,757      20,508
                                                         ----------   ---------   ---------   ---------   ---------   ---------
Total fixed charges                                         $41,238     $60,233     $89,047    $101,606    $104,452     $94,321
                                                         ==========   =========   =========   =========   =========   =========
Ratio of Earnings to Fixed Charges                              8.5         6.4         3.4         3.2         (C)         5.1
                                                         ----------   ---------   ---------   ---------   ---------   ---------

 (A)  Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B)  Tribune Company guarantees the debt of its Employee Stock Ownership Plan (ESOP).

 (C)  The net loss for 1990 reflects an after-tax non-recurring loss of $185 million ($295 million before income taxes) relating to the sale of the New York Daily News.  Excluding this non-recurring item, the ratio for 1990 was 2.6. As a result of the loss incurred for the full-year 1990, the Company was unable to cover the indicated fixed charges.  The Company's loss, as adjusted, plus the indicated fixed charges for 1990 totaled $124 million.

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